As filed with the Securities and Exchange Commission on March 23, 2005

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PETROLEUM HELICOPTERS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Louisiana	72-0395707
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Michael J. McCann
Chief Financial Officer and Treasurer
2001 SE Evangeline Thruway
Lafayette, Louisiana 70508
337) 272-4427
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Jennifer De la Rosa
Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana, 44th Floor
Houston, Texas 77002-5200
(713) 220-5836

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined in light of market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box.☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Aggregate Price Per	Aggregate Offering	Registration
Securities to be Registered	Registered(1)	Security	Price	Fee

Non-Voting Common Stock, par value $0.10 per share	—	—	—	—
Voting Common Stock, par value $0.10 per share	—	—	—	—
Preferred Stock, no par value	—	—	—	—
Depositary Shares(2)	—	—	—	—
Warrants(3)	—	—	—	—
Debt Securities(4)	—	—	—	—
Total	$400,000,000	100%(5)(6)(7)	$400,000,000(5)(6)(7)	$47,080

(1)	Includes an indeterminate amount, number or shares of non-voting common stock, voting common stock, preferred stock, warrants, depositary shares and debt securities as may be issued from time to time at indeterminate prices, but in no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $400,000,000.

(2)	Such indeterminate number of depositary shares to be evidenced by depositary receipts issued pursuant to a Deposit Agreement. In the event that the registrant elects to offer to the public fractional interests in shares of preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing the fractional interests and the shares of preferred stock will be issued to the Depositary under a Deposit Agreement.

(3)	Includes warrants to purchase non-voting common stock, warrants to purchase voting common stock, warrants to purchase preferred stock and warrants to purchase debt securities.

(4)	If any debt securities are issued at an original issue discount, then the offering price of the debt securities shall be in such amount as shall result in an aggregate initial offering price not to exceed $400,000,000, less the offering price of any securities previously issued hereunder.

(5)	The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(6)	This registration statement also covers such indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the debt securities, preferred stock or depositary shares registered hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated ______ ___, 2005

PROSPECTUS

PETROLEUM HELICOPTERS, INC.

$400,000,000

NON-VOTING COMMON STOCK
VOTING COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
WARRANTS
DEBT SECURITIES

     We may offer and sell from time to time in one or more offerings:

•	shares of non-voting or voting common stock;

•	shares of preferred stock, in one or more series, which may be convertible into or exchangeable for our non-voting or voting common stock or debt securities and which may be issued in the form of depositary shares evidenced by depositary receipts;

•	warrants to purchase shares of non-voting common stock, voting common stock or preferred stock or debt securities; and

•	senior or subordinated unsecured debt securities in one or more series.

     The aggregate initial offering price of the securities will not exceed $400,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of the offerings. The securities may be offered separately or together in any combination or as separate series.

     We will provide the specific terms of the securities offered in one or more supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest in any of our securities. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement. The prospectus supplement may add, update or change information contained in this prospectus.

     An investment in our securities involves risks. Please read carefully the “Risk Factors” section beginning on page 3 herein, together with any additional risk factors that may be included in the applicable prospectus supplement.

     We may sell these securities directly or through agents, underwriters or dealers, or through a combination of these methods. See “Plan of Distribution.”

     The prospectus supplement will list any agents, underwriters or dealers that may be involved and the compensation they will receive. The prospectus supplement also will show you the total amount of money that we will receive from selling the securities being offered, after the expenses of the offering.

     Our voting common stock is quoted on the Nasdaq SmallCap System under the symbol “PHEL,” and our non-voting common stock is quoted on the Nasdaq SmallCap System under the symbol “PHELK.”

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This prospectus may not be used to consummate sales of the securities unless accompanied by the applicable prospectus supplement.

 , 2005

YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may sell from time to time any combination of the different types of securities described in this prospectus in one or more offerings up to a total offering amount of $400 million. This prospectus only provides you with a general description of the securities we may offer. Each time securities are offered under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.”

     In this prospectus, references to “Petroleum Helicopters,” “PHI,” “we,” “us” and “our” mean Petroleum Helicopters, Inc. and its subsidiaries, taken as a whole, unless the context otherwise requires.

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WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants, like us, that file reports with the SEC electronically. The SEC’s website address is http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Both classes of our common stock are quoted on the Nasdaq SmallCap System. You may also inspect the information we file with the SEC at the offices of the Nasdaq Stock Market, Reports Section, 1735 K Street, Washington, D.C. 20006. The information we file with the SEC and other information about us also is available on our website at http://www.phihelico.com. However, the information on our website is not a part of this prospectus.

     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and may supersede information in this prospectus and information previously filed with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that may be offered by this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	our Current Report on Form 8-K filed on March 17, 2005; and

•	the description of our common stock contained in our registration statement on Form 8-A filed on December 1, 1995 under Section 12 of the Securities Exchange Act of 1934.

     You may review these filings, at no cost, over the Internet at our website at http://www.phihelico.com, or request a copy of these filings by writing or calling us at the following address:

Michael J. McCann
Chief Financial Officer
P.O. Box 90808
Lafayette, Louisiana 70509
(337) 235-2452

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     All statements other than statements of historical fact contained in this prospectus and the periodic reports filed by us under the Securities Exchange Act of 1934 and other written or oral statements made by us or on our behalf, are forward-looking statements. When used herein, the words “anticipates,” “expects,” “believes,” “goals,” “intends,” “plans” or “projects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements

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are based on a number of assumptions about future events and are subject to significant risks, uncertainties and other factors that may cause our actual results to differ materially from the expectations, beliefs and estimates expressed or implied in such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, no assurance can be given that these assumptions will prove correct or even approximately correct. Factors that could cause our results to differ materially from the expectations expressed in such forward-looking statements include but are not limited to the following:

•	unexpected variances in flight hours;

•	the effect on demand for our services caused by volatility of oil and gas prices;

•	the effect of volatile fuel prices on our operating costs;

•	the availability of capital required to acquire aircraft;

•	environmental risks;

•	adverse weather conditions;

•	the activities of our competitors;

•	changes in government regulations;

•	unionization and other labor activities;

•	operating hazards;

•	risks related to operating in foreign countries;

•	our ability to obtain adequate insurance at an acceptable cost; and

•	our ability to develop and implement successful business strategies.

     For a more detailed description of risks, see the “Risk Factors” section set forth herein, and any additional risk factors that may be included in the applicable prospectus supplement. We will not update these forward-looking statements unless the securities laws require us to do so.

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THE COMPANY

     We operate in four business segments: Domestic Oil and Gas, Air Medical, International and Technical Services. As of March 15, 2005, we owned or operated 221 aircraft domestically and internationally.

     Domestic Oil and Gas. Since our inception in 1949, our primary business has been the safe and reliable transportation of personnel and, to a lesser extent, parts and equipment, to, from and among offshore production platforms, drilling rigs and pipeline and other facilities for customers engaged in the oil and gas exploration, development, and production industry, principally in the Gulf of Mexico. Our Domestic Oil and Gas segment operates 151 owned, leased and customer-owned aircraft from several bases or heliports in the Gulf of Mexico region. Those operations serve facilities located offshore Louisiana, Texas, Alabama and Mississippi. We also provide helicopter services to energy companies operating offshore California, West Africa and Taiwan. In addition, we provide helicopter and support services to the healthcare industry and helicopter repair and refurbishment services to customers. For the year ended December 31, 2004, approximately 62% of our operating revenues came from the domestic oil and gas industry.

     Oil and gas exploration and production companies and other offshore oil service companies use our services primarily for routine transportation of personnel and equipment, to transport personnel during medical and safety emergencies, and to evacuate personnel during the threat of hurricanes and other adverse weather conditions. Most of our customers have entered into contracts for transportation services for a term of one year or longer, although some hire us on an “ad hoc” or “spot” basis.

     Most of our Domestic Oil and Gas aircraft are available for hire by any customer, but some are dedicated to individual customers. Our helicopters have flight ranges of up to 450 miles with a 30-minute fuel reserve and thus are capable of servicing many of the deepwater oil and gas operations that are from 50 to 200 miles offshore.

     Air Medical. We provide air medical transportation services for hospitals and medical programs under the independent provider model in 12 states using approximately 51 aircraft. The aircraft dedicated to this segment are specially outfitted to accommodate emergency patients and emergency medical equipment. The Air Medical segment’s operating revenues accounted for 27% of our operating revenues for the year ended December 31, 2004.

     International. Our International segment uses 19 aircraft to provide helicopter services in Angola, Antarctica and the Democratic Republic of Congo. Aircraft operating internationally typically are dedicated to one customer, most of which are oil and gas customers. Operating revenues from our International segment accounted for 8% of our consolidated operating revenues during the year ended December 31, 2004.

     Technical Services. We perform maintenance and repair services at our Lafayette facility pursuant to an FAA repair station license for our own fleet and for existing customers that own their aircraft. The license includes authority to repair airframes, power plants, accessories, radios, and instruments and to perform specialized services.

     Our principal executive offices are located at 2001 SE Evangeline Thruway, Lafayette, Louisiana 70508, and our telephone number at that address is (337) 235-2452.

RISK FACTORS

     You should consider carefully the following risk factors as well as other information contained in this prospectus, the accompanying prospectus supplement and the documents we have incorporated herein by reference before deciding to invest in our securities, which involves a high degree of risk. The risks described below are not the only ones facing our company. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect our company. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. In such case, the price of our securities could decline, and you could lose part or all of your investment.

     All phases of our operations are subject to significant uncertainties, risks, and other influences. Important factors that could cause our actual results to differ materially from anticipated results or other expectations include the following:

Risks Inherent in our Business

Our operations are affected by adverse weather conditions and seasonal factors.

     We are subject to three types of weather-related or seasonal factors:

•	poor weather conditions generally,

•	the tropical storm and hurricane season in the Gulf of Mexico and

•	reduced daylight hours during the winter months.

     Poor visibility, high winds and heavy precipitation can affect the operation of helicopters and result in a reduced number of flight hours. A significant portion of our operating revenue is dependent on actual flight hours and a substantial portion of our direct costs is fixed. Thus, prolonged periods of adverse weather can materially and adversely affect our operating revenues and net earnings.

     In the Gulf of Mexico, the months of December, January and February have more days of adverse weather conditions than the other months of the year. Also, June through November is tropical storm and hurricane season in the Gulf of Mexico, with August and September typically being the most active months. During tropical storms, we are unable to operate in the area of the storm and can incur significant expense in moving our aircraft to safer locations. In addition, as most of our facilities are located along the Gulf of Mexico coast, tropical storms and hurricanes may cause substantial damage to our property, including helicopters that we are unable to relocate.

     Because the fall and winter months have fewer hours of daylight, our flight hours are generally lower at those times, which typically results in a reduction in operating revenues during those months. Currently, only 44 of the 166 helicopters used in our oil and gas operations are equipped to fly pursuant to instrument flight rules (“IFR”), which enables these aircraft, when manned by IFR rated pilots and co-pilots, to operate when poor visibility or darkness prevents flight by aircraft that can fly only under visual flight rules (“VFR”). Not all of our pilots are IFR rated.

Increased governmental regulations could increase our costs or reduce our ability to operate successfully.

     Our operations are regulated by a number of federal and state agencies. All of our flight operations are regulated by the FAA. Aircraft accidents are subject to the jurisdiction of the National Transportation Safety Board. Standards relating to the workplace health and safety are monitored by the federal Occupational Safety and Health Administration (“OSHA”). Also, we are subject to various federal and state environmental statutes that are discussed in more detail in our Annual Report on Form 10-K for the year ended December 31, 2004 under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Environmental Matters.”

     The FAA has jurisdiction over many aspects our business, including personnel, aircraft and ground facilities. We are required to have an Air Taxi Certificate, granted by the FAA, to transport personnel and property in our helicopters. This certificate contains operating specifications that allow us to conduct our present operations, but it is potentially subject to amendment, suspension or revocation in accordance with procedures set forth in the Federal Aviation Act. The FAA is responsible for ensuring that we comply with all FAA regulations relating to the operation of our aviation business, and conducts regular inspections regarding the safety, training and general regulatory compliance of our U.S. aviation operations. Additionally, the FAA requires us to file reports confirming our continued compliance.

     FAA regulations require that at least 75% of our voting securities be owned or controlled by citizens of the U.S. or one of its possessions, and that our president and at least two-thirds of our directors be U.S. citizens. Currently, our president and all of our directors are U.S. citizens, and our organizational documents provide for the automatic reduction in voting power of each share of voting common stock owned or controlled by a non-U.S. citizen if necessary to comply with these regulations.

     We are subject to significant regulatory oversight by OSHA and similar state agencies. We are also subject to the Communications Act of 1934 because of our ownership and operation of a radio communications flight following network throughout the Gulf of Mexico.

     Numerous other federal statutes and rules regulate our offshore operations and those of our customers, pursuant to which the federal government has the ability to suspend, curtail or modify certain or all offshore operations. A suspension or substantial curtailment of offshore oil and gas operations for any prolonged period would have an immediate and materially adverse effect on us. A substantial modification of current offshore operations could adversely affect the economics of such operations and result in reduced demand for our services.

The helicopter services business is highly competitive.

     Our business is highly competitive in each of our markets. Many of our contracts are awarded after competitive bidding, and the competition for those contracts generally is intense. The principal aspects of competition are safety, price, reliability, availability and service.

     We have two major competitors and several small competitors operating in the Gulf of Mexico, and certain of our customers and potential customers operate their own helicopter fleets.

     Our Air Medical segment competes for business under both the independent provider model and the hospital-based model. Under the hospital-based model, we contract directly with the hospital, work only for it and are paid only by the hospital based on contracted service rates. These contracts typically are awarded on a competitive bid basis. We compete against national firms, and there is usually more than one competitor in each local market.

     Our International segment primarily serves customers in the oil and gas industry. Most of our international contracts are subject to competitive bidding, and certain of our principal competitors domestically also compete internationally. In addition, there is one additional major competitor internationally that does not compete domestically. Typically, in each international area there are firms that compete only in that region.

     Our Technical Services segment competes regionally and nationally against various small and large repair centers in the United States and Canada. Competition has increased with aggressive pricing and acquisition moves by several service providers and original equipment manufacturers and their subsidiaries.

Our international operations are subject to political, economic and regulatory uncertainty.

     Our International operations, which represented approximately 8% of our revenues for the year ended December 31, 2004, are subject to a number of risks inherent in any international operations including:

•	political, social and economic instability;

•	potential seizure or nationalization of assets;

•	import-export quotas;

•	currency fluctuations or devaluation; and

•	other forms of governmental regulation.

     Although our contracts to provide services internationally generally provide for payment in U.S. dollars, to the extent that we make investments in foreign assets or receive revenues in currencies other than U.S. dollars, the value of our assets and income could be adversely affected by fluctuations in the value of local currencies.

     Additionally, our competitiveness in international markets may be adversely affected by regulations, including regulations requiring:

•	the awarding of contracts to local contractors;

•	the employment of local citizens; and

•	the establishment of foreign subsidiaries with significant ownership positions reserved by the foreign government for local ownership.

Helicopter operations involve risks that may not be covered by our insurance or may increase the cost of our insurance.

     The operation of helicopters inherently involves a high degree of risk. Hazards such as aircraft accidents, collisions, fire and adverse weather are hazards that must be managed by providers of helicopter services and may result in loss of life, serious injury to employees and third parties, and losses of equipment and revenues.

     We maintain hull and liability insurance on our aircraft, which insures us against physical loss of, or damage to, our aircraft and against certain legal liabilities to others. In addition, we carry war risk, expropriation, confiscation and nationalization insurance for our aircraft involved in international operations. In some instances, we are covered by indemnity agreements from our customers in lieu of, or in addition to, our insurance. Our aircraft are not insured for loss of use.

     While we believe that our insurance and indemnification arrangements provide reasonable protection for most foreseeable losses, they do not cover all potential losses and are subject to deductibles, retentions, coverage limits and coverage exceptions such that severe casualty losses, or the expropriation or confiscation of significant assets could materially and adversely affect our financial condition or results of operations. The occurrence of an event that is not fully covered by insurance could have a material adverse impact on our financial condition and results of operations.

The failure to maintain our safety record would seriously harm our ability to attract new customers and maintain our existing customers.

     A favorable safety record is one of the primary factors a customer reviews in selecting an aviation provider. If we fail to maintain our safety and reliability record, our ability to attract new customers and maintain our current customers will be materially adversely affected.

Our air medical operations, which we are expanding, expose us to numerous special risks, including collection risks and potential medical malpractice claims.

     We recently have expanded, and expect to continue to expand, our air medical operations. These operations are highly competitive and expose us to an number of risks that we generally do not encounter in our oil and gas operations. For instance, our fees in this segment generally are paid by individual patients, insurance companies or government agencies, which subjects us to collection issues, credit risk and, in many cases, rate caps. In addition, we employ paramedics, nurses and other medical professionals for this segment of our business, which can give rise to medical malpractice claims against us.

Our failure to attract and retain qualified personnel could have an adverse effect on us.

     Our ability to attract and retain qualified pilots, mechanics and other highly trained personnel will be an important factor in determining our future success. Many of our customers require pilots of aircraft that service them to have inordinately high levels of flight experience. The market for these experienced and highly trained personnel is extremely competitive. Accordingly, we cannot assure you that we will be successful in our efforts to attract and retain such persons. Some of our pilots and mechanics and those of our competitors are members of the U.S. military reserves and could be called to active duty. If significant numbers of such persons are called to active duty, it would reduce the supply of such workers and likely increase our labor costs.

Risks Specific to our Company

We are highly dependent on the offshore oil and gas industry.

     Approximately 62% of our 2004 operating revenue was attributable to helicopter support for offshore oil and gas exploration and production companies. Our business is highly dependent on the level of activity by the oil and gas companies, particularly in the Gulf of Mexico.

     The level of activity by our customers operating in the Gulf of Mexico depend on factors that we cannot control, such as:

•	the supply of, and demand for, oil and natural gas and market expectations regarding supply and demand;

•	actions of OPEC, Middle Eastern and other oil producing countries to control prices or change production levels;

•	general economic conditions in the United States and worldwide;

•	war, civil unrest or terrorist activities;

•	governmental regulation; and

•	the price and availability of alternative fuels.

     Any substantial or extended decline in the prices of oil and natural gas could depress the level of helicopter activity in support of exploration and production activity and thus have a material adverse effect on our business, results of operations and financial condition.

     Additionally, the Gulf of Mexico is generally considered to be a mature area for oil and gas exploration, which may result in a continuing decrease in activity over time. This could materially adversely affect our business, results of operations and financial condition. In addition, the concentrated nature of our operations subjects us to the risk that a regional event could cause a significant interruption in our operations or otherwise have a material affect on our profitability.

     Moreover, companies in the oil and gas exploration and production industry continually seek to implement cost-savings measures. As part of these measures, oil and gas companies have attempted to improve operating efficiencies with respect to helicopter support services. For example, certain oil and gas companies have pooled helicopter services among operators, reduced staffing levels by using technology to permit unmanned production installations and decreased the frequency of transportation of employees offshore by increasing the lengths of shifts offshore. The continued implementation of such measures could reduce demand for helicopter services and have a material adverse impact on our business, results of operations and our financial condition.

We currently are negotiating a new collective bargaining agreement covering our pilots.

     We are currently in negotiations with the Office of Professional Employees International Union (“OPEIU”) regarding a new collective bargaining agreement covering our pilots. We cannot predict the outcome of these negotiations nor when they might be concluded and such negotiations may result in an agreement that will materially increase our operating costs. Failure to reach a satisfactory agreement could result in work stoppages, strikes or other labor disruptions that could materially adversely affect our revenues, operations or financial condition.

We depend on a small number of large oil and gas industry customers for a significant portion of our revenues, and our credit exposure within this industry is significant.

     We derive a significant amount of our revenue from a small number of major and independent oil and gas companies. For the year ended December 31, 2004, 13% of our revenues were attributable to our largest customer. The loss of one of our significant customers, if not offset by revenues from new or other existing customers, would have a material adverse effect on our business and operations. In addition, this concentration of customers may impact our overall credit risk in that these entities may be similarly affected by changes in economic and other conditions.

Our Chairman and Chief Executive Officer is also our principal stockholder and has voting control of the Company.

     Al A. Gonsoulin, our chairman and chief executive officer, beneficially owns stock representing approximately 52% of our total voting power. As a result, he exercises control over the election of all of our directors and the outcome of most matters requiring a stockholder vote. This ownership also may delay or prevent a change in our management or a change in control of us, even if such changes would benefit our other stockholders.

Our substantial indebtedness could adversely affect our financial condition and impair our ability to operate our business.

     We are a highly leveraged company and, as a result, have significant debt service obligations. As of December 31, 2004, our total indebtedness was $210.3 million, including $200.0 million of our 9-3/8% senior notes due 2009. As of December 31, 2004, our ratio of total indebtedness to stockholders’ equity was 1.9 to 1.0. For the year ended December 31, 2004, our ratio of earnings to fixed charges was 1.4 to 1. This level of indebtedness could have significant negative consequences to us that you should consider. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to pay principal of, and interest on, our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures or other general corporate purposes, or to carry out other aspects of our business plan;

•	increase our vulnerability to general adverse economic and industry conditions and limit our ability to withstand competitive pressures;

•	limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to obtain additional financing to fund future working capital, capital expenditures and other aspects of our business plan.

     Our ability to meet our debt obligations and other expenses will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors, many of which we are unable to control. When our 9-3/8% senior notes come due in 2009, we will likely need to enter into new financing arrangements at that time to repay those notes. We may be unable to obtain that financing on favorable terms, which could adversely affect our business, financial condition and results of operations. For more information on our indebtedness, please see the financial information contained in our periodic reports which are incorporated herein by reference.

We do not pay dividends.

     We have not paid any dividends on our common stock since 1999 and do not anticipate that we will pay any dividends on our common stock in the foreseeable future. In addition, our ability to pay dividends is restricted by the indenture governing our 9-3/8% senior notes due 2009 and our credit facility.

Our stock has a low trading volume.

     Our voting (PHEL) and non-voting (PHELK) common stock are listed on the Nasdaq SmallCap Market. However, neither class of shares has substantial trading volume. As a result, a stockholder may not be able to sell shares of our common stock at the time, in the amounts, or at the price desired.

Provisions in our articles of incorporation and by-laws and Louisiana law make it more difficult to effect a change in control of us, which could discourage a takeover of our company and adversely affect the price of our common stock.

     Although an attempted takeover of our company is made unlikely by virtue of the ownership by our chief executive officer of more than 50% of the total voting power of our capital stock, there are also provisions in our articles of incorporation and by-laws that may make it more difficult for a third party to acquire control of us, even if a change in control would result in the purchase of your shares at a premium to the market price or would otherwise be beneficial to you. For example, our articles of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for, or discourage, a third party to acquire us. In addition, provisions of our by-laws, such as giving the board the exclusive right to fill all board vacancies, could make it more difficult for a third party to acquire control of us.

     In addition to the provisions contained in our articles of incorporation and by-laws, the Louisiana Business Corporation Law, or “LBCL,” includes certain provisions applicable to Louisiana corporations, such as us, which may be deemed to have an anti-takeover effect. Such provisions give stockholders the right to receive the fair value of their shares of stock following a control transaction from a controlling person or group and set forth requirements relating to certain business combinations. Our descriptions of these provisions are only abbreviated summaries of detailed and complex statutes. For a complete understanding of the statutes, you should read them in their entirety.

     The LBCL’s control share acquisition statute provides that any person who acquires “control shares” will be able to vote such shares only if the right to vote is approved by the affirmative vote of at least a majority of both (i) all the votes entitled to be cast by stockholders and (ii) all the votes entitled to be cast by stockholders excluding “interested shares.” The control share acquisition statute permits the articles of incorporation or bylaws of a company to exclude from the statute’s application acquisitions occurring after the adoption of the exclusion. Our by-laws do contain such an exclusion; however, our board of directors or stockholders, by an amendment to our by-laws, could reverse this exclusion.

Future sales of our shares could depress the market price of our non-voting common stock.

     The market price of our non-voting common stock could decline as a result of issuances and sales by us of additional shares of non-voting or voting common stock pursuant to our existing shelf registration statement or otherwise. The market price of our non-voting common stock could also decline as the result of the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

You should not place undue reliance on forward-looking statements, as our actual results may differ materially from those anticipated in our forward-looking statements.

     This prospectus contains and incorporates by reference forward-looking statements about our operations, economic performance and financial condition. These statements are based on a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control, and reflect future business decisions which are subject to change. Some of these assumptions inevitably will not materialize, and unanticipated events will occur which will affect our results of operations. For a more detailed description of these uncertainties and assumptions, see “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

     Unless we specify otherwise in the accompanying prospectus supplement, we intend to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for the expansion or refurbishment of our aircraft fleet, the repayment of indebtedness and for general corporate purposes. General corporate purposes may include additions to working capital, repurchases of our stock, capital expenditures or the financing of possible acquisitions. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations.

RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for each of the years ended December 31, 2000, 2001, 2002, 2003 and 2004 is set forth below. For purposes of computing these ratios, earnings represent income from continuing operations before income taxes plus fixed charges. Fixed charges represent interest expense, including amortization of debt issuance costs, and that portion of rental expense we believe to be representative of interest. Since no preferred stock was outstanding during the periods presented, the ratio of earnings to fixed charges and preferred stock dividends would be the same as the ratios presented below.

	Years Ended December 31,
	2000		2001	2002	2003	2004
Ratio (deficit) of earnings to fixed charges	(0.3)x	(1)	2.3x	1.9x	1.1x	1.4x

(1)	For the year ended December 31, 2000, our earnings were inadequate to cover fixed charges by $17.1 million.

DESCRIPTION OF CAPITAL STOCK

General

     As of the date of this prospectus, we are authorized to issue up to 35,000,000 shares of stock, including up to 12,500,000 shares of our voting common stock, up to 12,500,000 shares of our non-voting common stock and up to 10,000,000 shares of preferred stock. As of March 15, 2005, we had 2,852,616 shares of our voting common stock, 2,531,392 shares of our non-voting common stock and no shares of preferred stock outstanding. As of that date, we also had options outstanding and exercisable for approximately 206,953 shares of our non-voting common stock.

     The following is a summary of the key terms and provisions of our equity securities. This description is qualified in its entirety by reference to our articles of incorporation, by-laws, the Louisiana Business Corporation Law (“LBCL”) and the documents we have incorporated by reference, and you should refer to the applicable provisions of these documents for a complete statement of the rights and terms of our capital stock.

Common Stock

     Voting Rights

     We have two types of common stock: our voting common stock and our non-voting common stock. With respect to all matters submitted to a vote of our shareholders, the record holders of the voting common stock are entitled to one vote per share. Except as may otherwise be required by the LBCL, holders of our non-voting common stock have no voting rights. In all respects other than voting rights, our voting and non-voting shares are identical.

     The affirmative vote of the holders of a majority of our total voting power decides any matter properly brought before a shareholders’ meeting duly organized for the transaction of business unless by express provision of law or our articles of incorporation a different percentage is required, in which case such express provision shall govern. Our directors are elected by plurality vote. Accordingly, the holders of more than 50% of our total voting power can, if they choose to do so, elect all of our directors. There is no cumulative voting with respect to the election of our directors.

     Because we hold an operating certificate issued by the Federal Aviation Administration, we are required to have a certain percentage of our voting interest owned or controlled by United States citizens. Accordingly, our articles of incorporation automatically reduce the voting power of shares owned by non-U.S. citizens if the total voting power held by such persons would exceed one percent less than the percentage permitted by the FAA regulations, which is currently 25%. Our articles of incorporation also establish certain presumptions and authorize us to take certain procedural actions designed to enhance our ability to monitor and ensure compliance with these requirements.

     Dividend and Liquidation Rights

     The record holders of shares of our common stock are entitled to receive such dividends and distributions as may be declared thereon by our board of directors out of our funds legally available therefor. Upon liquidation or dissolution of us, whether voluntary or involuntary, all of the holders of our common stock are entitled to share ratably in the assets available for distribution after payment of all of our prior obligations, including liquidation preferences granted to any future holders of preferred stock.

     Transferability and Convertibility

     Our common stock and, unless restricted by its terms, any preferred stock that we may issue are freely transferable, subject to applicable securities laws.

     Preemptive or Similar Rights

     The holders of our common stock do not have any preemptive, subscription, conversion or redemption rights, and are not subject to calls, assessments or rights of redemption by us.

     Miscellaneous

     The outstanding shares of our common stock are duly authorized and issued, fully paid and non-assessable. American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

     Effect of Subsequent Issuances and of Dual Classes; Limitations on Changes in Control

     Our board of directors has the power, without further action by our shareholders, to issue shares of our non-voting common stock, voting common stock and preferred stock and to fix the preferences, limitations and relative rights as among those shares and to establish and fix variations in the preferences, limitations and relative rights as between different series of preferred stock. Our authorized and unissued shares of common stock and preferred stock may be used for various purposes, including possible future acquisitions. One of the effects of the existence of authorized but unissued common and preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of our management. This could be the case even if a majority of our shareholders might benefit from such a change in control or offer. If, in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board without shareholder approval in one or more transactions. This could prevent or render more difficult or costly the completion of the takeover transaction of our company by diluting the voting or other rights of the proposed acquirer or insurgent shareholder group, by putting a substantial voting block in the hands of a holder who might undertake to support the position of the incumbent board of directors, by affecting an acquisition that might complicate or preclude the takeover, or otherwise. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of our voting common stock.

     Certain Provisions of the Louisiana Business Corporation Law

     We are a Louisiana corporation and are subject to Section 133 of the LBCL. Generally, Section 133 prohibits a “business combination” with an “interested shareholder” unless it is recommended by the board of directors and approved by the affirmative vote of at least (1) 80% of the voting power of the company, voting together as a single class, and (2) two-thirds of voting stock held by holders other than the interested shareholder, voting together as a single class. Section 133 generally does not apply if certain specified conditions are met, including a condition that shareholders receive, as a result of the business combination, consideration for their shares that is no less than the highest of several different standards provided in Section 134(B), one of which is that the price must be no less than the highest price that the interested shareholder paid for shares of stock in the corporation within the two years prior to such business combination. A “business combination” is defined in Section 132(4) of the LBCL and generally includes mergers, consolidations, share exchanges, asset sales and leases, issuances of securities, reclassifications of stock and similar transactions. An “interested shareholder” is defined in Section 132(9) of the LBCL as a person who, together with affiliates and associates, beneficially owns, or within the last two years did beneficially own, 10% or more of the corporation’s outstanding voting stock.

Preferred Stock and Depositary Shares

     We currently have no shares of preferred stock outstanding. Our board of directors is authorized to amend our articles of incorporation, without further action by our shareholders, to issue preferred stock from time to time in one or more series and to fix, as to any such series, the voting rights, if any, applicable to such series and such other designations, preferences and special rights as our board may determine, including dividend, conversion, redemption and liquidation rights and preferences, as well as the terms and conditions relating to its offering and sale at the time of the offer and sale. We also may issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

     Description of Preferred Stock

     Our articles of incorporation authorize our board of directors to cause preferred stock to be issued in one or more series without action by our shareholders. Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock and can determine the number of shares of each series, and the preferences, limitations and relative rights of each series. We may amend our articles of incorporation to increase the number of authorized shares of preferred stock in a manner permitted by our articles of incorporation and the LBCL. As of the date of this prospectus, we have no shares of preferred stock outstanding.

     The particular terms of any series of preferred stock being offered by us under this prospectus will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the number of shares of the series of preferred stock being offered;

•	the title and liquidation preference per share of that series of the preferred stock;

•	the purchase price of the preferred stock;

•	the dividend rate or method for determining the dividend rate, if any;

•	the dates on which dividends will be paid;

•	whether dividends on that series of preferred stock will be cumulative or non-cumulative and, if cumulative, the dates from which dividends will accumulate;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	any conversion or exchange provisions applicable to that series of preferred stock;

•	whether we have elected to offer depositary shares with respect to that series of preferred stock; or

•	any additional dividend, liquidation, redemption, sinking fund or other preferences, rights or restrictions applicable to that series of preferred stock.

     If the terms of any series of preferred stock being offered differ from the terms set forth below, those terms will also be disclosed in the prospectus supplement relating to that series of preferred stock. You should refer to the certificate of designations relating to the series of the preferred stock for the complete terms of that preferred stock. The certificate of designations for any series of preferred stock will be filed with the SEC promptly after the offering of that series of preferred stock.

     The preferred stock, when issued, will be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, in the event we liquidate, dissolve or wind-up our business, each series of preferred stock will have the same rank as to dividends and distributions as each other series of the preferred stock we may issue in the future. Holders of preferred stock will have no preemptive rights to subscribe for or purchase shares of our capital stock.

     Dividend Rights. Holders of preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends, if any, at the rates and on the dates set forth in the applicable prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based on different methods of determination. Each dividend will be payable to the holders of record as they appear on our stock books or, if applicable, the records of the depositary referred to below under “Description of Depositary Shares” on record dates determined by our board of directors. Dividends on any series of preferred stock may be cumulative or non-cumulative, as specified in the applicable prospectus supplement. If our board of directors fails to declare a dividend on any series of preferred stock for which dividends are non-cumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.

     We will not pay or declare full dividends on any series of preferred stock, unless we have or are contemporaneously declaring and paying full dividends for the dividend period commencing after the immediately preceding dividend payment date (and cumulative dividends still owing, if any) on all other series of preferred stock which have the same rank as, or rank senior to, that series of preferred stock. When those dividends are not paid in full, dividends will be declared pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other series of preferred stock having the same rank as, or ranking senior to, that series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on that series of preferred stock and the other preferred stock bear to each other. In addition, generally, unless full dividends, including cumulative dividends still owing, if any, on all outstanding shares of any series of preferred stock have been paid, no dividends will be declared or paid on our common stock and generally we may not redeem or purchase any common stock. No interest, or sum of money in lieu of interest, will be paid in connection with any dividend payment or payments which may be in arrears.

     The amount of dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

     Rights Upon Liquidation. In the event we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive liquidating distributions in the amount set forth in the applicable prospectus supplement relating to each series of preferred stock, plus an amount equal to accrued and unpaid dividends, if any, before any distribution of assets is made to the holders of common stock. If the amounts payable with respect to preferred stock of any series and any stock having the same rank as that series of preferred stock are not paid in full, the holders of preferred stock and of such other stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock and any stock having the same rank as the preferred stock are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding up by us of our business or affairs.

     Redemption. Any series of preferred stock may be redeemable, in whole or in part, at our option. In addition, any series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be set forth in the applicable prospectus supplement.

     If a series of preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the year we can begin to redeem shares of the preferred stock, the number of shares of the preferred stock we can redeem each year, and the redemption price per share. We may pay the redemption price in cash, stock or in cash that we have received specifically from the sale of our capital stock, as specified in the prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that, if no such capital stock is sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to any conversion provisions that may be specified in the prospectus supplement.

     If fewer than all the outstanding shares of any series of preferred stock are to be redeemed, whether by mandatory or optional redemption, the board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares (except the right to receive the redemption price) will cease.

     In the event that full dividends, including accrued but unpaid dividends, if any, have not been paid on any series of preferred stock, we may not redeem that series in part and we may not purchase or acquire any shares of that series of preferred stock, except by an offer made on the same terms to all holders of that series of preferred stock.

     Conversion or Exchange Rights. The applicable prospectus supplement will state the terms, if any, on which shares of a series of preferred stock are convertible into or exchangeable for shares of our voting or non-voting common stock or another series of our preferred stock. As described under “—Redemption” above, under certain circumstances, preferred stock may be mandatorily converted into common stock or another series of our preferred stock.

     Voting Rights. Except as indicated below or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of preferred stock will not be entitled to vote. Except as indicated in the applicable prospectus supplement, in the event we issue full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote. However, as more fully described below under “—Description of Depositary Shares,” if we issue depositary shares representing a fraction of a share of a series of preferred stock, each depositary share will, in effect, be entitled to that fraction of a vote, rather than a full vote. Because each full share of any series of preferred stock will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock.

     Transfer Agent and Registrar. Unless otherwise indicated in the applicable prospectus supplement, American Stock Transfer & Trust Company will be the transfer agent, registrar and dividend disbursement agent for the preferred stock and any depositary shares (see the description of depositary shares below). The registrar for the preferred stock will send notices to the holders of the preferred stock of any meetings at which such holders will have the right to elect directors or to vote on any other matter.

     Description of Depositary Shares

     General. We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

     The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us (the depositary). Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be issued to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. Copies of the forms of deposit agreement and depositary receipt will be filed as exhibits to the registration statement of which this prospectus is a part. Except as otherwise describe in a prospectus supplement, the following description is a summary of the material provisions of any deposit agreement, the depositary shares and the depositary receipts. You should refer to the forms of deposit agreement and depositary receipts that we will file with the SEC in connection with any specific offering of depositary shares.

     Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares relating to that preferred stock in proportion to the number of depositary shares owned by those holders.

     If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

     Redemption of Depositary Shares. If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

     After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

     Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder’s depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions, and we will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares.

     Amendment and Termination of the Depositary Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up, and the preferred stock has been distributed to the holders of depositary receipts.

     Resignation and Removal of Depositary. The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

     Miscellaneous. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

     Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to the performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

     Description of Permanent Global Preferred Securities

     Certain series of the preferred stock or depositary shares may be issued as permanent global securities to be deposited with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to preferred stock or depositary receipts issued in permanent global form and for which the Depositary Trust Company (“DTC”) will act as the depositary (global preferred securities).

     Each global preferred security will be deposited with, or on behalf of, DTC or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global preferred securities are not exchangeable for definitive certificated preferred stock or depositary receipts.

     Ownership of beneficial interests in a global preferred security is limited to institutions that have accounts with DTC or its nominee (participants) or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a global preferred security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global preferred security. Ownership of beneficial interests in a global preferred security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the preferred stock or depositary shares, as the case may be, represented by a global preferred security. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair your ability to transfer beneficial interests in a global preferred security.

     Payments on preferred stock and depositary shares represented by a global preferred security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global preferred security representing the preferred stock or depositary shares. DTC has advised us that upon receipt of any payment on a global preferred security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in that global preferred security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global preferred security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither we nor any of our agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of beneficial interests in a global preferred security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

     A global preferred security is exchangeable for definitive certificated preferred stock or depositary receipts, as the case may be, registered in the name of, and a transfer of a global preferred security may be registered to, a person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for the global preferred security or at any time DTC ceases to be registered under the Securities Exchange Act of 1934; or

•	we determine in our discretion that the global preferred security shall be exchangeable for definitive preferred stock or depositary receipts, as the case may be, in registered form.

     Any global preferred security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive certificated preferred stock or depositary receipts, as the case may be, registered by the registrar in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global preferred security.

     Except as provided above, owners of the beneficial interests in a global preferred security will not be entitled to receive physical delivery of certificates representing shares of preferred stock or depositary shares, as the case may be, and will not be considered the holders of preferred stock or depositary shares, as the case may be. No global preferred security shall be exchangeable except for another global preferred security to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global preferred security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of preferred stock or depositary shares, as the case may be.

     We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global preferred security desires to give or take any action that a holder of preferred stock or depositary shares, as the case may be, is entitled to give or take, DTC would authorize the participants holding the relevant beneficial interests to give or take that action and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     A brief description of DTC is set below under “Description of Debt Securities—Global Securities.”

DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of our voting common stock, non-voting common stock, preferred stock or debt securities or any combination thereof. Warrants may be issued independently or together with our voting or non-voting common stock, preferred stock or debt securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

Stock Warrants

     The prospectus supplement relating to a particular series of warrants to purchase our voting or non-voting common stock or our preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange, exercise and settlement of the warrants.

     Holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends;

•	receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter; or

•	exercise any rights as shareholders of Petroleum Helicopters.

Debt Warrants

     The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:

•	the title of the debt warrants;

•	the offering price for the debt warrants, if any;

•	the aggregate number of the debt warrants;

•	the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;

•	if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the dates on which the right to exercise the debt warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any; the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the debt warrants, if any;

•	the redemption or call provisions, if any, applicable to the debt warrants;

•	any provisions with respect to the holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange, exercise and settlement of the debt warrants.

     Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.

DESCRIPTION OF DEBT SECURITIES

     Any debt securities we offer will be our direct, unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee that is qualified to act under the Trust Indenture Act of 1939. The trustee for each series of debt securities will be identified in the applicable prospectus supplement. Any senior debt securities will be issued under a “senior indenture” and any subordinated debt securities will be issued under a “subordinated indenture.” Together, the senior indenture and the subordinated indenture are called “indentures.”

     The following description is a summary of the material provisions of the indentures. It does not describe those agreements in their entirety. The forms of indentures are filed with the registration statement of which this prospectus is a part. Any supplemental indentures will be filed by us from time to time by means of an exhibit to a Current Report on Form 8-K and will be available for inspection at the corporate trust office of the trustee, or as described above under “Where You Can Find More Information.” The indentures will be subject to, and governed by, the Trust Indenture Act. We will execute an indenture and supplemental indenture if and when we issue any debt securities. We urge you to read the indentures and any supplemental indenture because they, and not this description, define your rights as a holder of the debt securities.

     Unless we state otherwise in the applicable prospectus supplement, the following is a description of the general terms of the debt securities that we may offer. If the terms of any series of debt securities differ from the terms described below, those terms will be described in the prospectus supplement relating to that series of debt securities.

General

     The debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

     A prospectus supplement and an indenture or supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	the currency or currency unit in which the debt securities will be payable;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate that the debt securities will bear (or, if they are floating rate securities, the basis for the interest rate) and the interest payment dates for the debt securities;

•	any conversion or exchange provisions;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

•	any restriction on the declaration of dividends or restrictions requiring the maintenance of any asset ratio or the creation or maintenance of reserves;

•	the names and duties of any co-trustees, calculation agents, paying agents or registrars for the debt securities; and

•	any other terms of the debt securities.

     None of the indentures will limit the amount of debt securities that may be issued by us. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

     Debt securities of a series may be issued in registered, bearer, coupon or global form.

Denominations

     Unless the prospectus supplement for each issuance of debt securities states otherwise, the securities will be issued in registered form of $1,000 each or multiples thereof.

Subordination

     Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all of our senior debt, whether existing at the date of the subordinated indenture or subsequently incurred. The subordinated indenture will provide that no payment of principal, interest or any premium on the subordinated debt securities may be made in the event:

•	of any insolvency, bankruptcy or similar proceeding involving us or our property, or

•	we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due.

     The subordinated indenture will not limit the amount of senior debt that we may incur.

     Unless we state otherwise in a prospectus supplement, “Senior Debt” will be defined in the subordinated indenture to include all notes or other unsecured evidences of indebtedness, including guarantees given by us, for money borrowed by us, including principal of and any interest or premium on such amounts, whether incurred on, before or after the date of the subordinated indenture, that is not expressed to be subordinate or junior in right of payment to any of our other indebtedness.

Consolidation, Merger or Sale

     Each indenture generally will permit a consolidation or merger between us and another corporation. They also will permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation will assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. However, we will consolidate or merge with or into any other corporation or sell all or substantially all of our assets only according to the terms and conditions of the indentures. The remaining or acquiring corporation will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor corporation may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor corporation. If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under any indenture and under the debt securities.

Modification of Indentures

     Under each indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against any holder without its consent.

Events of Default

     “Event of Default” when used in an indenture, could mean any of the following:

•	failure to pay the principal of or any premium on prescribed debt securities when due;

•	failure to deposit any sinking fund payment when due;

•	failure to pay interest when due on prescribed debt securities for 30 days;

•	failure to perform any other covenant in the indenture that continues for 90 days after being given written notice;

•	certain events in bankruptcy, insolvency or reorganization of Petroleum Helicopters; or

•	any other event of default included in any indenture or supplemental indenture.

     An event of default for a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default, except a default in the payment of principal or interest, if it considers the withholding of notice to be in the best interests of the holders.

     If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

     Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Covenants

     Under the indentures, we will:

•	pay the principal of, and interest and any premium on, the debt securities when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

     If there are any restrictive covenants applicable to a series of debt securities, we will describe them in the prospectus supplement for that series.

Payment and Transfer

     We will pay principal, interest and any premium on fully registered debt securities at designated places. We will make payment by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. If we make debt securities payments in other forms, we will pay those payments at a place designated by us and specified in a prospectus supplement.

     You may transfer or exchange fully registered debt securities at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

     We may issue one or more series of debt securities as permanent global debt securities deposited with a depositary. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which DTC acts as depository.

     Each global debt security will be deposited with, or on behalf of, DTC, as depository, or its nominee, and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

     Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold those interests through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. These laws may impair your ability to transfer beneficial interests in a global debt security.

     We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC immediately will credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective interests in the principal amount of that global debt security, as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

     A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, a person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depository for that global debt security or at any time DTC ceases to be registered under the Securities Exchange Act of 1934;

•	we determine in our discretion that the global debt security shall be exchangeable for definitive debt securities in registered form; or

•	there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the debt securities.

     Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and integral multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

     Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

     We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised us as follows:

•	DTC is:

• is a limited-purpose trust company organized under the New York Banking Law,

• a “banking organization” within the meaning of the New York Banking Law,

• a member of the Federal Reserve System,

• a “clearing corporation” within the meaning of the New York Uniform Commercial Code and

• a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

•	DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

•	Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers, trust companies and clearing corporations, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The rules applicable to DTC and its participants are on file with the SEC.

Discharging our Obligations

     We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

     Under U.S. Federal income tax law as of the date of this prospectus, such a discharge should be treated as an exchange of the related debt securities. Each holder generally will be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisers as to the consequences of such a discharge, including the applicability and effect of tax laws other than the U.S. Federal income tax laws.

Meetings

     Each indenture will contain provisions describing how meetings of the holders of debt securities of a series may be convened. A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of a series. A notice of the meeting must always be given in the manner described under “—Notices” below. Generally speaking, except for any consent that must be given by all holders of a series as described under “—Modification of Indentures” above, any resolution presented at a meeting of the holders of a series of debt securities may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, unless the indenture allows the action to be voted upon to be taken with the approval of the holders of a different specific percentage of principal amount of outstanding debt securities of a series. In that case, the holders of outstanding debt securities of at least the specified percentage must vote in favor of the action. Any resolution passed or decision taken at any meeting of holders of debt securities of any series in accordance with the applicable indenture will be binding on all holders of debt securities of that series, unless, as discussed in “—Modification of Indentures” above, the action is only effective against holders that have approved it. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding debt securities of a series.

Governing Law

     Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent the Trust Indenture Act applies.

Notices

     Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

The Trustee

     Resignation or Removal of Trustee

     If the trustee serves as trustee under both the senior indenture and the subordinated indenture, the provisions of the indentures and the Trust Indenture Act governing trustee conflicts of interest will require the trustee to resign as trustee under either the subordinated indenture or the senior indenture upon the occurrence of any uncured event of default with respect to any series of senior debt securities. Also, any uncured event of default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the senior indenture or the subordinated indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with the terms and conditions of such indenture.

     The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series also may remove the trustee with respect to the debt securities of that series.

     Limitations on Trustee if it Is One of our Creditors

     Each indenture will contain certain limitations on the right of the trustee thereunder, in the event that it becomes one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

     Annual Trustee Report to Holders of Debt Securities

     The trustee will be required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve as such, the priority of the trustee’s claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

     Certificates and Opinions to Be Furnished to Trustee

     Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee will be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to that action have been complied with by us.

PLAN OF DISTRIBUTION

     We may sell our securities through agents, underwriters or dealers or directly to purchasers, or through any combination of these methods of sale.

     We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; and

•	at negotiated prices.

     We will describe the method of distribution of each series of securities in the applicable prospectus supplement.

     We may designate agents to solicit offers to purchase our securities.

•	We will name any agent involved in offering or selling our securities and any commissions that we will pay to the agent in the prospectus supplement.

•	Unless we indicate otherwise in the prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of 1933 of any of our securities that they offer or sell.

     We may use an underwriter or underwriters in the offer or sale of our securities.

•	If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

•	We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the prospectus supplement.

•	The underwriters will use the prospectus supplement to sell our securities.

     During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

     We may use a dealer to sell our securities.

•	If we use a dealer, we, as principal, will sell our securities to the dealer.

•	The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in the prospectus supplement.

     We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in the prospectus supplement.

     We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act of 1933. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with us or perform services for us in the ordinary course of business.

     We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

•	If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

•	We will indicate in the prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

     As of the date of this prospectus, we have engaged no underwriter, broker, dealer or agent in connection with any distribution of securities pursuant to this prospectus.

LEGAL MATTERS

     The legality of the securities have been passed upon for us by Akin Gump Strauss Hauer & Feld LLP, Houston, Texas, as to U.S. federal law, and by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana, as to Louisiana corporate law. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

     The financial statements, the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche llp, an independent registered public firm, as stated in their reports, which are incorporated herein by reference, and have been incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, are as follows:

Securities and Exchange Commission filing fee	$47,080
Legal fees and expenses	175,000	*
Accountants’ fees and expenses	75,000	*
Trustees’ fees and expenses	15,000	*
Printing and engraving expenses	75,000	*
Rating Agency fees	125,000	*
State qualification expenses (including legal fees)	3,000	*
Miscellaneous	75,000	*

Total	$590,080	*

*	Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 83 of the Louisiana Business Corporation Law (the “LBCL”) (i) gives Louisiana corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers; (ii) subject to specific conditions and exclusions, gives a director or officer who successfully defends an action the right to be so indemnified; and (iii) authorizes Louisiana corporations to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, authorization of shareholders or otherwise.

     Our Articles of Incorporation limit the liability of our directors and officers to us and our shareholders for breach of fiduciary duty to the fullest extent permitted by the LBCL, and confirm the authority of our board of directors to (i) adopt by-laws or resolutions providing for indemnification of directors, officers and other persons to the fullest extent permitted by law, (ii) enter into contracts with directors and officers providing for indemnification to the fullest extent permitted by law and (iii) exercise its powers to procure directors’ and officers’ liability insurance. Our Articles of Incorporation also provide that any amendment or repeal of any by-law or resolution relating to indemnification would not adversely affect any person’s entitlement to indemnification whose claim results from conduct occurring prior to the date of such amendment or repeal.

     Our amended and restated by-laws expressly provide for the indemnification of directors, officers and employees to the fullest extent permitted by law against any costs incurred by any such person in connection with any threatened, pending or completed claim, action, suit or proceeding against such person or as to which such person is involved solely as a witness or person required to give evidence, because he or she is our director, officer or employee.

     We maintain an insurance policy designed to reimburse us for any payments made by us pursuant to our indemnification obligations. Such policy has coverage of $30 million.

ITEM 16. EXHIBITS.

Exhibit	Description
*1.1	Form of Common Stock Underwriting Agreement
*1.2	Form of Preferred Stock Underwriting Agreement
*1.3	Form of Debt Securities Underwriting Agreement
4.1	Articles of Incorporation (filed as Exhibit 3.1(i) to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1994 and incorporated by reference herein)
4.2	Amended and Restated By-laws (filed as Exhibit 3.1(ii) to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002 and incorporated by reference herein)
*4.3	Form of Certificate of Designations for Preferred Stock
*4.4	Form of Preferred Stock Certificate
4.5	Form of Senior Debt Indenture (including form of Senior Debt Security)
4.6	Form of Subordinated Debt Indenture (including form of Subordinated Debt Security)
*4.7	Form of Deposit Agreement with respect to the Depositary Shares (including the terms of Depositary Receipts to be issued thereunder)
*4.8	Form of Warrant Agreement (including form of Warrant Certificate)
*4.9	Form of Securities Purchase Contract
5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP with respect to legality of the securities under U.S. federal law
5.2	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. with respect to legality of the securities under Louisiana corporate law
12.1	Statement with respect to Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Akin Gump Strauss Hauer & Feld LLP (included as part of Exhibit 5.1)
23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included as part of Exhibit 5.2)
23.3	Consent of Deloitte & Touche LLP
24.1	Powers of Attorney of Directors and Officers of the registrant (included on Registration Statement Signature Page)
*25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Trustee for the Senior Debt Securities

Exhibit	Description
*25.2	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Trustee for the Subordinated Debt Securities

*	To be filed as an exhibit to a Current Report on Form 8-K of the registrant in connection with a specific offering.

ITEM 17. UNDERTAKINGS.

          We hereby undertake:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by us pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (6) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana, on March 17, 2005.

PETROLEUM HELICOPTERS, INC.

By:	/s/ MICHAEL J. MCCANN

Michael J. McCann
Chief Financial Officer and Treasurer

POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Al A. Gonsoulin and Michael J. McCann, and each of them, his true and lawful attorney-in-fact and agent, with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign and to file any and all amendments, including post-effective amendments, to this registration statement with the Securities and Exchange Commission granting to said attorney-in-fact power and authority to perform any other act on behalf of the undersigned required to be done in connection therewith.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ AL A. GONSOULIN	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	March 17, 2005

Al A. Gonsoulin

/s/ MICHAEL J. MCCANN	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	March 17, 2005

Michael J. McCann

/s/ LANCE F. BOSPFLUG	Director	March 21, 2005

Lance F. Bospflug

/s/ ARTHUR J. BREAULT, JR.	Director	March 21, 2005

Arthur J. Breault, Jr.

/s/ THOMAS H. MURPHY	Director	March 18, 2005

Thomas H. Murphy

Signature	Title	Date
/s/ RICHARD H. MATZKE	Director	March 21, 2005

Richard H. Matzke

/s/ C. RUSSELL LUIGS	Director	March 18, 2005

C. Russell Luigs

EXHIBIT INDEX

Exhibit	Description
*1.1	Form of Common Stock Underwriting Agreement
*1.2	Form of Preferred Stock Underwriting Agreement
*1.3	Form of Debt Securities Underwriting Agreement
4.1	Articles of Incorporation (filed as Exhibit 3.1(i) to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 1994 and incorporated by reference herein)
4.2	Amended and Restated By-laws (filed as Exhibit 3.1(ii) to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002 and incorporated by reference herein)
*4.3	Form of Certificate of Designations for Preferred Stock
*4.4	Form of Preferred Stock Certificate
4.5	Form of Senior Debt Indenture (including form of Senior Debt Security)
4.6	Form of Subordinated Debt Indenture (including form of Subordinated Debt Security)
*4.7	Form of Deposit Agreement with respect to the Depositary Shares (including the terms of Depositary Receipts to be issued thereunder)
*4.8	Form of Warrant Agreement (including form of Warrant Certificate)
*4.9	Form of Securities Purchase Contract
5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP with respect to legality of the securities under U.S. federal law
5.2	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. with respect to legality of the securities under Louisiana corporate law
12.1	Statement with respect to Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Akin Gump Strauss Hauer & Feld LLP (included as part of Exhibit 5.1)
23.2	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included as part of Exhibit 5.2)
23.3	Consent of Deloitte & Touche LLP
24.1	Powers of Attorney of Directors and Officers of the registrant (included on Registration Statement Signature Page)
*25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Trustee for the Senior Debt Securities
*25.2	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Trustee for the Subordinated Debt Securities

*	To be filed as an exhibit to a Current Report on Form 8-K of the registrant in connection with a specific offering.